EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & President (41) 43 344-7070
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. ANNOUNCES AGREEMENT FOR THE ACQUISITION
OF THE CELGAR NBSK PULP MILL FOR $210 MILLION

NEW YORK, NEW YORK, November 23, 2004 — Mercer International Inc. ("Mercer" or the "Company") (Nasdaq: MERCS, TSX: MRI.U) today announced it has entered into a definitive agreement to acquire the Celgar pulp mill. The Celgar mill is a modern producer of NBSK pulp with an annual production capacity of approximately 430,000 tonnes located at Castlegar, British Columbia, Canada. The purchase price for the mill, excluding an amount for defined working capital on closing, is $210 million, of which $170 million is payable in cash and $40 million is payable in shares of Mercer. The acquisition is subject to a number of conditions customary for transactions of this type, including receipt of certain regulatory approvals and Mercer effecting satisfactory financial arrangements to complete the transaction. On a combined basis, the acquisition will position Mercer as the largest publicly traded market producer of NBSK pulp in the world with an annual NBSK pulp production capacity of approximately 1.3 million tonnes.

        Jimmy Lee, Mercer's President and Chief Executive Officer stated: "This transaction clearly fits within our strategy of focusing on world class production assets that produce high quality NBSK pulp. Celgar is one of the few large, modern and efficient NBSK mills that can match our existing operations in terms of capacity and technical age and we are very pleased to be able to secure the mill at well below the replacement cost of comparable facilities. The transaction will be a major expansion of our pulp business where we feel we can generate strong value through active management. The Celgar mill's operations are highly complementary to our existing European facilities and will permit us to coordinate our pulp sales on a global basis to better serve our larger customers." He added: "The Celgar mill has been operating under receivership for several years and we believe as the new owner there are a number of areas where we can improve financial operating performance and increase NBSK pulp production."

        Mr. Lee concluded: "Our seasoned management team has successfully completed significant expansions, construction and start-ups of pulp mills and has successfully optimized their performance. We are confident that we can make this acquisition successful for all of our stakeholders."

        David Gandossi, Mercer's Chief Financial Officer, stated: "The Celgar mill represents an outstanding opportunity for our stakeholders, given that we expect the transaction to be accretive to earnings and cash flow. Furthermore, the acquisition will diversify our cost base away from Euros and enhance our position as a leading player in the NBSK pulp segment."

Terms of the Transaction

        Under the terms of the agreement, Mercer will pay total consideration of $210 million for the Celgar pulp mill, of which $170 million is payable in cash and $40 million is payable in shares of Mercer. The price per Mercer share will be equal to the weighted average trading price for Mercer shares for a 20 day period preceding closing, subject to a maximum price of $9.50 and a minimum price of $7.75 per share. The shares of Mercer to be issued as partial payment of the purchase price have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Additionally, Mercer will acquire certain defined net working capital of the Celgar mill on closing.

        The transaction, to be accounted for as an asset purchase, is expected to close in early 2005. The transaction requires certain regulatory approvals including the expiration or earlier termination of the applicable waiting periods under the Competition Act (Canada) and the Hart-Scott-Rodino Antitrust Improvements Act and a determination that the transaction is of net benefit to Canada under the Investment Canada Act.

        The acquisition is also subject to Mercer securing satisfactory financing and closing occurring on or before February 28, 2005 with an extension available under certain circumstances. Mercer intends to raise the required capital for the transaction by way of both equity and debt capital. Additional information with respect to the proposed financing for the transaction will be made available in December. Mercer also intends to establish a new working capital revolving debt facility for the Celgar pulp mill.

Celgar NBSK Mill

        The Celgar mill underwent a CDN$850 million rebuild and modernization program in 1993. As a result, the mill is a high quality, continuous process NBSK pulp mill with a current annual production capacity of approximately 430,000 tonnes with modern power generation and environmental treatment facilities. The mill has diverse fiber supply arrangements with numerous regional sawmills as well as a dedicated workforce that benefits from a five year collective bargaining agreement. As a result of cost overruns and indebtedness incurred in connection with the modernization program, the Celgar mill's then shareholders assigned it into bankruptcy in 1998. Subsequently, the Celgar mill's two senior secured lenders appointed a receiver for the mill's assets. KPMG Inc. has operated the Celgar mill as a receiver and trustee since 1998. Mercer believes that the Celgar mill represents operations with similar underlying profit potential and low maintenance capital requirements as its Rosenthal mill and recently completed Stendal mill in Germany.

Mercer

        Mercer is a European pulp and paper manufacturing company. Mercer currently operates two modern NBSK pulp mills in Germany with an aggregate annual production capacity of approximately 862,000 tonnes. To obtain further information on the Company, please visit its web site at http://www.mercerinternational.com.

        In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Wednesday, November 24, 2004 at 10:00 AM (EST). Listeners can access the conference call live and archived over the Internet through a link at the Company's web site at http://www.mercerinternational.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=62074&s=wm&e=975087. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until December 1, 2004 at 11:59 P.M. (EST). The replay number is (800) 642-1687, and the passcode is 2456112.

        This release does not constitute an offer of any equity or debt securities for sale. Any securities that may be offered in an unregistered offering will not be registered under the Securities Act of 1993 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition, construction and equipment performance risks and other risk factors listed from time to time in the Company's SEC reports.